SUB-ITEM 77K: Changes in registrant's certifying accountant.

Trainer, Wortham Funds
845 Third Avenue
6th Floor
New York, NY 10022

June 9, 1997

Tait, Weller & Baker
Two Penn Center Plaza
Suite 700
Philadelphia, PA 19102

Dear Sirs:

The Board of Trustees of Trainer, Wortham Fist Mutual Funds has decided to engage new independent certified public accountants. Our decision was based upon the recent separation form your Firm of the partners and other professional personnel most familiar with the affairs of our organization. Tait, Weller & Baker has previously been selected as independent certified public accountants for the Trust pursuant to the provisions of Section 32 of the Investment Company Act of 1940, and accordingly, we are hereby requesting Tait, Weller & Baker's resignation as the Trust's independent certified public accountants. We are grateful for the services that your Firm has provided to our organization over the years and wish you well in your future endeavors.

Sincerely,
/s/ David P.  Como
David P.  Como, Chairman of the Board
Trainer, Wortham First Mutual Funds



On June 9 , 1997, Tait, Weller & Baker was replaced as the Registrant's independent certified public accountants. The decision to replace Tait, Weller & Baker was based upon the separation of certain of the Firm's partners and professional employees who had been the principal providers of audit, accounting and tax services to the Registrant and who have formed a new independent certified public accounting firm. The Registrant's Board of Directors have approved the change in auditors. Tait, Weller & Baker had served as the Registrant's independent certified public accountants for each of the two years in the period ended June 30, 1996. Tait, Weller & Baker's reports on the financial statements of the Registrant for these years did not contain an adverse opinion or disclaimer of opinion or were not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Tait, Weller & Baker on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure during each of the two years in the period ended June 30, 1996 and for the interim period from July 1, 1996 through June 9, 1997.

On June 9, 1997, the Registrant's Board of Directors also engaged the firm of Briggs, Bunting & Dougherty, LLP to serve as its independent certified public accountants. The Registrant represents that it had not consulted with Briggs, Bunting & Dougherty, LLP at any time prior to their engagement with respect to the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Registrant's financial statements.